Exhibit 10.2

RODMAN & RENSHAW CAPITAL GROUP, INC.

2010 STOCK AWARD AND INCENTIVE PLAN

Restricted Stock Units Agreement
(Employees – 2011 Performance-Vesting Grant)

This Restricted Stock Units Agreement (the “Agreement,” which includes the “Terms and Conditions of Restricted Stock Units” attached hereto) confirms the grant on April 8, 2010 (the “Grant Date”), by Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Company”), to Anthony Sanfilippo (“Employee”) of Restricted Stock Units (“RSUs”), as follows:

Number granted: 482,500 RSUs

RSUs vest:

The RSUs, provided they have not previously been forfeited as provided herein, shall vest as to one-fifth of the underlying shares on each of April 8, 2012, April 8, 2013, April 8, 2014, April 8, 2015 and April 8, 2016 (each a “Stated Vesting Date”) subject in each year to the Company having achieved “non-GAAP net income before executive bonuses plus or minus adjustments for certain events related to non-cash principal transactions, non-recurring legal fees and the impairment of goodwill and other intangible assets, as calculated consistent with past practice” for the respective preceding calendar year, failing which the RSUs for such year shall be forfeited (except as otherwise provided in Section 4 below). In addition, the RSUs, if not previously forfeited, will become immediately vested upon a Change in Control and will vest on an accelerated basis upon the occurrence of certain events relating to Termination of Employment (as defined below), in accordance with Section 4 hereof.

Further restriction and settlement:

Any RSUs that vest as provided above and are not forfeited remain subject to the further restriction that they shall be settled on April 8, 2016 except that during the period following vesting of such RSUs and ending April 8, 2016 (the “Mandatory Restriction Period”), settlement of the vested RSUs shall be accelerated upon occurrence of certain events as set forth in Section 4(a) or 4(d) below, subject in all cases to Section 6 below. Such RSUs shall be settled at the applicable date by delivery of one share of the Company’s Common Stock, $.001 par value, for each RSU being settled, with such delivery to occur in the manner determined by the Company but not later than 30 days after the applicable settlement date, except that if termination is governed by Section 4(b) below this period shall be 60 days and if termination results from death settlement shall be on the 60th day following death.

Settlement of RSUs at any settlement date is subject to compliance with requirements under Section 409A of the Internal Revenue Code (the “Code”), as required under Section 6 below. In the case of any settlement triggered by a Termination of Employment, the six-month delay rule under Section 409A may apply, as provided in Section 6 below.

* * * * * *

          The RSUs are subject to the terms and conditions of the 2010 Stock Award and Incentive Plan (the “Plan”), and this Agreement, including the Terms and Conditions of Restricted Stock Units attached hereto. The number of RSUs and the kind of shares deliverable in settlement of RSUs are subject to adjustment in accordance with Section 5 hereof and Section 11(c) of the Plan.

          Employee acknowledges and agrees that (i) RSUs are nontransferable, except as provided in Section 3 hereof and Section 11(b) of the Plan, (ii) RSUs are subject to forfeiture in the event of Employee’s Termination of Employment in certain circumstances prior to vesting, as specified in Section 4 hereof, (iii) sales of shares delivered in settlement of RSUs will be subject to the Company’s policies regulating trading by employees, if applicable, and (iv) a copy of the Plan and related prospectus have previously been delivered to Employee or are available upon request of the Company’s General Counsel.

          IN WITNESS WHEREOF, Rodman & Renshaw Capital Group, Inc. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

RODMAN & RENSHAW CAPITAL GROUP, INC.

Date: April 8, 2011	By:	/s/ David Horin

David Horin
Chief Financial Officer

Employee:

Date: April 8, 2011	/s/ Anthony Sanfilippo

Anthony Sanfilippo

          TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

          The following Terms and Conditions apply to the RSUs granted to Employee by Rodman & Renshaw Capital Group, Inc. (the “Company”), as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part). Certain terms of the RSUs, including the number of RSUs granted, vesting date(s) and settlement date, are set forth on the preceding pages.

          1.          General. The RSUs are granted to Employee under the Company’s 2010 Stock Award and Incentive Plan (the “Plan”), a copy of which is available for review, along with other documents constituting the “prospectus” for the Plan, from the Company’s General Counsel. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. By accepting the grant of the RSUs, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Compensation Committee (the “Committee”) made from time to time, provided that no such Plan amendment, rule or regulation or Committee decision or determination shall materially and adversely affect the rights of the Employee with respect to outstanding RSUs.

          2.          Account for Employee. The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of RSUs then credited to Employee hereunder as a result of such grant of RSUs.

          3.          Nontransferability. Until RSUs become settleable in accordance with the terms of this Agreement, Employee may not transfer RSUs or any rights hereunder to any third party other than by will or the applicable laws of descent and distribution, except for transfers to a designated beneficiary upon death to the extent permitted by the Company and subject to the conditions under Section 11(b) of the Plan. This restriction on transferability of the RSUs precludes any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by Employee’s creditors or of any beneficiary.

          4.          Termination Provisions. In the event of Employee’s Termination of Employment for any reason before a given RSU has vested, such unvested RSU shall be forfeited unless otherwise determined by the Committee or otherwise provided in Subsections (a) – (d) below. Subsection (a) – (d) below also specify terms regarding acceleration of vesting upon a Change in Control and settlement.

             (a)          Death or Disability. In the event of the death of Employee or Employee’s Termination of Employment due to Disability (as defined in the Plan), all of the RSUs, to the extent then outstanding (i.e., not previously forfeited) but not previously vested, will vest and become non-forfeitable immediately, and such RSUs, together with any then-outstanding RSUs that previously became vested and non-forfeitable, will have a settlement date that is the 60th day following death, or in the case of Disability, the date of such Termination of Employment (subject to Section 6(b)).

             (b)          Termination by the Company Not For Cause. In the event of Employee’s Termination of Employment by the Company not for Cause (as defined below) and provided Employee signs a standard release of liability in connection with Employee’s Termination, any then unvested RSUs not previously forfeited will not be forfeited due to such Termination, and such RSUs will be or become vested in full if and at such time as the performance goal specified on the Cover Page hereof has been achieved for any year in the specified performance period (including any such year prior to the Termination), and such vested RSUs, together with any then-outstanding RSUs that previously became vested and non-forfeitable, will be settled at the end of the Mandatory Restriction Period as provided on the Cover Page hereof (subject to accelerated settlement under Section 4(a) or 4(d)). The Company will supply to Employee a form of such release agreement not later than the date of Employee’s termination, which must be returned within the time period required by law and must not be revoked by Employee within any applicable revocation period such that the release becomes legally effective (if no time period is specified by law, the return period shall be 14 days after receipt of the release but not earlier than the date of Termination). The Company, in determining the time of settlement under this Section 4(b), will not be influenced by Employee or the timing of any action by Employee including execution of such a release agreement and expiration of any revocation period. In particular, the Company retains discretion to deposit shares hereunder in escrow at any time during such fixed period, so that such deposited amount is constructively received and taxable income to Employee upon deposit but with distribution from such escrow remaining subject to Employee’s execution and non-revocation of such release agreement. If Employee has an Employment Agreement providing for payment of severance in the event of Termination for “Good Reason” as defined in such Employment Agreement, then for purposes of this Agreement a termination by Employee for Good Reason shall be treated as a Termination by the Company not for Cause and not as a voluntary termination by Employee.

          (c)          Termination by the Company For Cause or Voluntarily by Executive. In the event of Employee’s Termination of Employment by the Company for Cause or Termination of Employment by Employee voluntarily (other than a Termination for Good Reason if such Termination would be governed by Section 4(b)), the portion of the then-outstanding RSUs not vested at the date of Termination will be forfeited (unless otherwise determined by the Committee), and the portion of the then-outstanding RSUs that are vested and non-forfeitable will be settled at the end of the Mandatory Restriction Period as provided on the Cover Page hereof (subject to accelerated settlement under Section 4(a) or 4(d)).

          (d)          Change in Control. Upon a Change in Control, vesting of RSUs shall occur as specified on the Cover Page hereof. Because the RSUs constitute deferrals of compensation under Code Section 409A, the following rule will apply to the timing of settlement of such RSUs: RSUs shall be settled immediately upon the occurrence of a 409A Change in Control but, if a Change in Control occurs but does not constitute a 409A Change in Control, the RSUs will be settled at the earliest date thereafter at which the RSUs otherwise are to be settled hereunder.

(e) Certain Definitions. The following definitions apply for purposes of this Agreement:

               (i)          “Cause” means “Cause” as defined in any Employment Agreement between the Company or a subsidiary of the Company and Employee in effect as of the Grant Date or explicitly made applicable to Employee’s equity awards (an “Employment Agreement”). In the absence of such an applicable Employment Agreement provision, “Cause” shall mean (1) the failure by the Employee to perform the material duties of his or her position, including, by way of example and not of limitation, the failure or refusal to follow instructions reasonably given by his or her superiors in the course of employment; (2) fraud, dishonesty, gross negligence or the willful misconduct on the part of the Employee in the performance of his or her duties and responsibilities; (3) the Employee’s violation of federal, state or local securities laws, rules or regulations or violation of or failure to comply with the Company’s or its affiliates’ internal policies or the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) or any other federal, foreign or state regulatory agency having jurisdiction over the business conduct of the Employee as an employee of the Company or its affiliates; (4) the Employee’s failure to obtain or maintain any license or registration required to be maintained by the rules and regulations of FINRA, the Securities and Exchange Commission, or any other federal, foreign or state regulatory agency having jurisdiction over the business conduct of the Employee as an employee of the Company or its affiliates; or (5) the Employee’s conviction of a felony or crime involving moral turpitude; provided that any termination for Cause shall be effective as follows: (a) immediately upon giving the Employee written notice thereof stating the reason or reasons therefor with respect to clause (2) or (5) above, and (b) thirty (30) days after written notice thereof from the Company to the

Employee specifying the acts or omissions constituting the “Cause” with respect to clauses (1), (3) and (4) above, but only if the Employee has not cured such failure within such thirty (30) day period.

               (ii)          “409A Change in Control” means a Change in Control as defined in the Plan which constitutes or in connection with which there occurs an event constituting a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5). If a 409A Change in Control would have occurred but for the fact that a Change in Control has not yet occurred, the 409A Change in Control will be deemed to have occurred if the Change in Control occurs within 90 days after the 409A Change in Control, but only if the occurrence of the Change in Control is non-discretionary and objectively determinable at the time of the 409A Change in Control (in this case, the Employee shall have no influence on when during such 90-day period the settlement shall occur).

(iii) “Termination of Employment” means the event by which Employee has a separation from service from the Company and its subsidiaries within the meaning of Treasury Regulation § 1.409A-1(h).

5.	Dividends and Adjustments.

          (a)          Dividend Equivalents. Dividend Equivalents will be credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional RSUs. Such crediting shall be as follows, except that the Company may vary the manner of crediting (for example, by crediting cash dividend equivalents rather than additional RSUs) for administrative convenience, subject to Section 9(a):

               (i)          Cash Dividends. If the Company declares and pays a dividend or distribution on shares in the form of cash, then additional RSUs shall be credited to Employee’s Account in lieu of payment or crediting of cash dividend equivalents equal to the number of RSUs credited to Employee’s Account as of the relevant record date multiplied by the amount of cash paid per share in such dividend or distribution divided by the Fair Market Value of a share at the payment date for such dividend or distribution.

               (ii)          Non-Common Stock Dividends. If the Company declares and pays a non-cash dividend or distribution on shares in the form of property other than shares, then a number of additional RSUs shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to Employee’s Account as of the record date for such dividend or distribution multiplied by the fair market value of such property actually paid as a dividend or distribution on each outstanding share at such payment date, divided by the Fair Market Value of a share at such payment date.

               (iii)          Common Stock Dividends and Splits. If the Company declares and pays a dividend or distribution on shares in the form of additional shares, or there occurs a forward split of shares, then a number of additional RSUs shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to Employee’s Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding share.

          (b)          Adjustments. The number of RSUs credited to Employee’s Account and/or the property deliverable upon settlement of RSUs shall be appropriately adjusted (taking into account any Dividend Equivalents credited under Section 5(a)) in order to prevent dilution or enlargement of Employee’s rights with respect to RSUs in connection with, or to reflect any changes in the number and kind of outstanding shares resulting from, any transaction that constitutes an “equity restructuring” as defined under FASB ASC Topic 718.

          (c)          Risk of Forfeiture and Settlement of Dividend Equivalents and RSUs Resulting from Adjustments. RSUs, cash and other property deliverable in settlement of RSUs which directly or indirectly result from the crediting of Dividend Equivalents under Section 5(a) or adjustments to RSUs under Section 5(b) shall be subject to the same risk of forfeiture (including additional forfeiture terms of Section 7 below) as applies to the original granted RSU and will be settled at the same time as such original granted RSU.

6.	Settlement.

          (a)          Generally. Because the RSUs constitute a deferral of compensation subject to Code Section 409A, settlement of such RSUs may not be accelerated in the discretion of the Company except to the extent permitted under Treasury Regulation § 1.409A-3 (accelerated vesting of all RSUs is permissible, however). In any case in which a period is specified for delivery of shares following an applicable settlement date, if such period spans more than one calendar year, the determination as to the year in which shares will be delivered in settlement shall be made solely by the Company without any influence whatsoever by the Employee in such determination. Other provisions of this Agreement notwithstanding, under U.S. federal income tax laws and Treasury Regulations (and other applicable guidance) as presently in effect or hereafter implemented: (i) if the timing of any distribution in settlement of RSUs would result in Employee’s constructive receipt of income relating to the RSUs prior to such distribution, the date of distribution will be the earliest date after the specified date of distribution that distribution can be effected without resulting in such constructive receipt; and (ii) any rights of Employee or retained authority of the Company with respect to RSUs hereunder shall be automatically modified and limited to the extent necessary so that Employee will not be deemed to be in constructive receipt of income relating to the RSUs prior to the distribution and so that Employee shall not be subject to any penalty under Section 409A.

(b) The Six-Month Delay Rule. In furtherance of Section 6(a), the six-month delay rule will apply to RSUs if the following four conditions are met:

o	Employee has a Termination of Employment;
o	A settlement of the RSUs is triggered by the Termination (but not due to death);
o

Employee is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof). The Company will determine status of “key employees” annually, under administrative procedures applicable to all Section 409A plans; and

o	The Company’s stock is publicly traded on an established securities market or otherwise.
If it applies, the six-month delay rule will delay a settlement of such RSUs triggered by the Termination of Employment where the settlement otherwise would be within six months after the Termination:
o	Any delayed settlement shall be made on the date six months after Termination of Employment;
o	During the six-month delay period, accelerated settlement will be permitted in the event of the participant’s death and for no other reason (including no acceleration upon a Change in Control); and
o

Any settlement that is not triggered by a Termination of Employment, or is triggered by a Termination of Employment but would be made more than six months after the Termination (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.

          7.          Employee Representations and Warranties Upon Settlement. As a condition to the settlement of the RSUs, the Company may require Employee to make any representation or warranty to the Company as may be required under any applicable law or regulation, provided that the Company shall give notice to Employee of such requirement no later than the applicable settlement date and Employee must respond within ten business days of receipt of such notice (or any earlier date as may be required in order to remain in compliance with Code Section 409A) in order to satisfy this condition.

8. Other Terms Relating to RSUs.

             (a)          Fractional RSUs and Shares. The number of RSUs credited to Employee’s Account shall include fractional RSUs, if any, calculated to at least three decimal places, unless otherwise determined by the Committee. Unless settlement is effected through a third-party broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the RSUs Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such RSUs.

             (b)          Mandatory Tax Withholding. Unless otherwise determined by the Committee, at the time of settlement the Company will withhold from any shares deliverable in settlement of the RSUs, in accordance with Section 11(d)(i) of the Plan, the number of shares having a value equal to the amount of income taxes, employment taxes or other withholding amounts required to be withheld under applicable local laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities. Fractional shares will not be withheld, but the Company will make reasonable arrangements regarding such fractional shares with a view to complying with requirements under FASB ASC Topic 718 to avoid recognition of expense. Employee will be responsible for any taxes relating to the RSUs not satisfied by means of such mandatory withholding. Please note that, upon the lapse of the risk of forfeiture relating to RSUs for which settlement is delayed, the Company is required to withhold from Employee Social Security and Medicare taxes (FICA) at the applicable minimum statutory rate at such time, even though the RSUs will not be settled until the end of the Mandatory Restriction Period or other applicable settlement date. Such withholding will be based upon the aggregate Fair Market Value of the shares underlying the RSUs at the applicable date, and will be required to be paid by Employee separately at that time or deducted from Employee’s salary in the payroll period that immediately follows the applicable tax date.

             (c)          Employee Consent. By signing this Agreement, Employee voluntarily acknowledges and consents to the collection, use processing and transfer of personal data as described in this Section 8(c). Employee is not obliged to consent to such collection, use, processing and transfer of personal data; however, failure to provide the consent may affect Employee’s ability to participate in the Plan. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about Employee, including Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in Employee’s favor (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. Employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on Employee’s behalf to a broker or other third party with whom Employee may elect to deposit any shares acquired pursuant to the Plan. Employee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect Employee’s ability to participate in the Plan.

             (d)          Voluntary Participation. Employee’s participation in the Plan is voluntary. The value of the RSUs is an extraordinary item of compensation. Unless otherwise expressly provided in Employee’s Employment Agreement, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and, therefore, the awarding of RSUs to Employee under the Plan represents a mere investment opportunity.

             (e)          Consent to Electronic Delivery. EMPLOYEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EMPLOYEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. THE COMPANY WILL SEND TO EMPLOYEE AN E-MAIL ANNOUNCEMENT WHEN A NEW PLAN DOCUMENT IS AVAILABLE ELECTRONICALLY FOR EMPLOYEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENT CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, EMPLOYEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. EMPLOYEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE ADDRESS SPECIFIED IN SECTION 9(e) HEREOF. EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (I) THE TERMINATION OF EMPLOYEE’S PARTICIPATION IN THE PLAN AND (II) THE WITHDRAWAL OF EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS OR HER CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE ADDRESS SPECIFIED IN SECTION 9(e) HEREOF. IF EMPLOYEE WITHDRAWS HIS OR HER CONSENT TO ELECTRONIC DELIVERY, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. EMPLOYEE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EMPLOYEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

9. Miscellaneous.

             (a)          Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect thereto. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the RSUs shall be valid unless expressed in a written instrument executed by Employee.

             (b)          No Promise of Employment. The RSUs and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation. Employee acknowledges and agrees that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time, provided, however that any outstanding RSUs shall not be materially and adversely affected. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of restricted stock units or other equity awards or benefits in lieu of units or other equity awards in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units or other awards and vesting provisions.

          (c)          Unfunded Plan. Any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee. With respect to Employee’s entitlement to any distribution hereunder, Employee shall be a general creditor of the Company.

          (d)          Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE DELAWARE GENERAL CORPORATION LAW AND OTHERWISE IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS, AND APPLICABLE FEDERAL LAW. The RSUs and the granting thereof are subject to the Employee’s compliance with the applicable law of the jurisdiction of Employee’s employment.

          (e)          Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at 1251 Avenue of the Americas, 20th Floor, New York, NY 10020 attention: General Counsel, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.